EXHIBIT 10.4

                            SEVERANCE AGREEMENT

THIS AGREEMENT, made and entered into as of the ________ day of ______________, 1998, by and between TRION, INC. (hereinafter called the "Company"), a Pennsylvania corporation with principal executive offices in Sanford, North Carolina, and J.G. Waters (hereinafter called the "Employee"), an individual employee of the Company.

 WITNESSETH THAT:

WHEREAS, the Company may be a party to a proposed transaction which contemplates the acquisition of the Company by McLeod Russel Holdings PLC and as a result of the completion of the transaction;

WHEREAS, Employee presently serves as an employee of the Company; and

WHEREAS, the parties desire to set forth in this Agreement the terms and conditions of their employment relationship from and after the actual date of closing of the transaction contemplated (the "Closing Date");

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.	Employment and Term.  The Company shall employ the Employee in a full time capacity for the term commencing on the Closing Date and continuing for a period of one (1) year from and after such date, and the Employee shall accept such employment, subject to earlier termination in accordance with
Section 6; provided, however, that this Agreement shall be of no force or effect unless and until the Closing Date shall occur. Such employment term may be extended by the written agreement of the parties hereto. Capitalized terms used in this Agreement shall, unless the context clearly indicates otherwise, have the respective meanings given to such terms in Section 15.

2.	Position and Duties.  During the period of his employment as provided in
Section 1 hereof, the Employee shall serve the Company, and any one or more of its affiliates, in such capacities as the Chief Executive Officer of the Company shall determine and shall have such duties as may be assigned to him from time to time by the Chief Executive Officer of the Company.

3.	Base Salary.  For his services performed pursuant to this Agreement, during the period of employment as provided in Section 1 hereof, the Company shall pay the Employee a base salary at the rate that is no less than the rate of the Employee's base salary from the Company that was in effect immediately prior to the Closing Date, payable in accordance with the Company's regular payroll practices.

4.	Other Benefits.  In addition to the base salary to be paid to the Employee pursuant to Section 3, the Employee shall be entitled to the following:

(a)	Employee Benefits. The Employee shall be eligible for participation in any pension, retirement, profit sharing, health, life, disability, vacation, bonus, incentive, stock option or similar plan or program now in effect or hereafter established by the Company in the same manner and to the same extent as, and subject to the same criteria pertaining to, other similarly situated executives of the Company.

(b) Fringe Benefits. The Employee shall be entitled to perquisites of office, fringe benefits and other similar benefits consistent with the Company's present practices.

(c) Expense Reimbursement. The Company shall reimburse the Employee, upon proper accounting, for reasonable business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement.

5.	Confidentiality.  Except for an act on behalf of the Company with the consent of or as directed by the Chief Executive Officer of the Company or as may be required by law, the Employee shall keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any of the business secrets or other confidential information regarding the Company and its affiliates, which has not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude the Employee from disclosing information (i) to parties retained to perform services for the Company or its subsidiaries, or (ii) under any other circumstances to the extent such disclosure is, in the reasonable judgment of the Employee, appropriate or necessary to further the best interest of the Company or its affiliates, or (iii) as may be required by law.

6.	Termination.

(a)	Termination Without Cause.  The Employee shall be entitled to receive from the Company the severance benefits as described below ("Severance Benefits") if during the term of this Agreement there shall occur a Termination Without Cause (as such capitalized terms are defined below). The Severance Benefits shall consist of the following:

(i)	The Employee shall receive a single lump sum payment within thirty (30)
days of the effective date of termination in an amount equal to sum of (i) the product of one (1) times the sum of (A) the Employee's highest base salary during the term of this Agreement and (B) the full "Target Award" fixed for the Employee under the Company's incentive bonus program for the then current fiscal year, (ii) an amount equal to the full "Target Award" fixed for the Employee under the Company's incentive bonus program for the then current fiscal year multiplied by a fraction, the numerator of which is the number of days in the then current fiscal year through the effective date of termination and the denominator of which is 365 and (iii) an amount equal to the sum of (A) the maximum contributions that could have been made by the Company on the Employee's behalf to all defined contribution plans of the Company (assuming that the Employee had made the maximum allowable contributions to such plans) and (B) the present value of the benefits that the Employee could have accrued under all defined benefit plans of the Company, had the Employee continued to participate in such plans for the one (1) year period following the effective date of termination.

(ii)	The Employee shall receive an amount, paid within thirty (30) days of the effective date of termination, equal to the sum of (A) the Employee's base salary through the effective date of termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Employee as of the effective date of termination to the extent not theretofore paid not included in section 6 (a) (I) (ii) and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Employee as of the effective date of termination to the extent not theretofore paid.

(iii)	For a period of one (1) year following the effective date of termination, the Company shall arrange to provide the Employee, at the Company's cost, with life, disability and health-and-accident insurance coverage providing substantially similar benefits to those which the Employee was receiving immediately prior to the effective date of termination, to the extent the Company continues to maintain benefit plans providing for such benefits for executives generally; provided, however, that the Company may cease providing such benefits at such time as the Employee is provided with substantially equivalent benefits by another employer


(b)	Termination for any other Reason.  If the Employee's employment with the
Company is terminated under any circumstances other than those set forth in
Section 6(a), including without limitation by reason of retirement, death, disability, discharge for Cause or resignation other than a Resignation With Good Reason, the Employee shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement.
In such event Employee's benefits, if any, in respect of such termination shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable plans, programs, policies and practices then in effect.

(c)	 Notice of Termination.  Any termination of this Agreement by either party shall be communicated by notice of termination to the other party. For purposes of this Agreement, a "notice of termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

(d)	 Withholding of Taxes.  The Company shall withhold from any amounts payable under this Agreement all Federal, state, local, or other taxes as legally shall be required to be withheld.

(e)	 Certain Limitations on Payments by the Company.  Notwithstanding the
foregoing or any other provision of this Agreement to the contrary, if tax counsel selected by the Company and acceptable to the Employee determines that any portion of any payment under this Agreement would constitute an "excess parachute payment," then the payments to be made to the Employee under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that the Employee is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which the Employee may receive without becoming subject to the tax imposed by
Section 4999 of the Internal Revenue Code; provided, however, that the foregoing limitation shall not apply in the event that such tax counsel determines that the benefits to the Employee under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to the Employee if such limitation is applied.

(f)	Unconditional Obligations; Dispute Resolution.  The Company's obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in accordance with the internal laws of the State of North Carolina by three arbitrators, one of whom shall be appointed by the Board of Directors of the Company, one by the Employee and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 6(f). The cost of any arbitration proceeding hereunder shall be borne equally by the Company and the Employee. The award of the arbitrators shall be binding upon the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

7.	Entire Agreement.  This Agreement constitutes and expresses the entire agreement of the parties with respect to subject matter hereof and supersedes and cancels all prior negotiations, discussions, agreements and understandings relating to such subject matter.

8.	Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)	if to the Company, to:
	Trion, Inc.
	101 McNeill Road
	Sanford, North Carolina  27331-0760

(b)	if to Employee, to him at the address set forth at the end of this
Agreement. Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

9.	Binding Effect and Benefit.  This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Employee performs substantial services, provided, however, that no such assignment shall relieve the Company of its obligations hereunder without the express written consent of the Employee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

10.	Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

11.	Further Assurance.  Each party agrees to cooperate with the other, and to execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and to take all such other actions as may be reasonably requested of it from time to time, in order to effectuate the provisions and purposes of this Agreement.

12.	Amendment.  This Agreement can be amended or modified only by a written agreement of the parties hereto.

13.	Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

14. Applicable Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provisions of such laws.

15. Certain Defined Terms. Whenever used in this Agreement, the following terms shall have the meanings set forth below when the initial letter of the word is capitalized:

(a)	"Cause" shall mean conviction of the Employee of (or a plea of no contest with respect to) a felony or a misdemeanor involving moral turpitude or a determination by the Chief Executive Officer of the Company that the Employee has engaged in serious misconduct (such as dishonesty, insubordination, willful failure to perform a material or significant portion of his duties or other act or omission materially detrimental to the business or reputation of the Company or materially damaging to the relationships of the Company with its customers, suppliers or employees).

(b)	"Termination Without Cause" shall mean a discharge by the Company of the
Employee from his employment without Cause; or

(i) A substantial reduction in the base salary, benefits or perquisites provided the Employee; or

(ii) A relocation of the Employee's principal place of business to a location which is more than 50 miles from its current location.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

TRION, INC.


By:_____________________________

Title:____________________________


EMPLOYEE


Name:	J. G. Waters
Address:








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PI-239116.01